Exhibit 10.1

October 30, 2017

Douglas W. Losordo
83 Carthage Road
Scarsdale, NY 10583

Dear Dr. Losordo,

This letter serves to modify certain terms and conditions of your employment with Caladrius Biosciences, Inc. (the “Company”), as set forth in that certain employment letter dated as of August 9, 2016, as amended on March 8, 2017 (the “Employment Letter”).

In consideration for your continued services to the Company, we are pleased to increase the target cash bonus for which you are eligible from 30% to 40%. In addition, you will receive (i) a one-time cash payment in the amount of $165,000 (the “Cash Payment”) and (ii) a one-time grant of 49,182 shares of restricted common stock of the Company (the “Restricted Grant”). One-third of the shares of such restricted common stock shall become fully vested upon the date of grant and the remaining two-thirds of the shares shall cease to be restricted and shall vest in two equal annual installments on the first and second anniversaries of the grant date. You will be responsible for payment to the applicable taxing authority the federal, state, and local taxes that result due to the Cash Payment or the Restricted Grant.

Other than as set forth above, the terms and conditions set forth in the Employment Letter shall remain in effect.

In signing this letter agreement and accepting our offer of continued employment, you certify your understanding that your employment will otherwise be on an at-will basis.

CALADRIUS BIOSICENCES, INC.

By: /s/ David J. Mazzo______
Name: David J. Mazzo
Title: President & CEO
Date: 11-1-17

/s/ Douglas W. Losordo _
Douglas W. Losordo, M.D.
Date: 10-30-17